Exhibit 4.10

ALLSEAS MARINE S.A.

MANAGEMENT AGREEMENT

VESSEL:

TABLE OF CONTENTS

1. APPOINTMENT
2. TERM
3. THE MANAGERS GENERAL OBLIGATIONS
4. MANAGER'S POWERS
5. COMMERCIAL MANAGEMENT SERVICES
*  SALE AND PURCHASE
6. INSURANCE
7. ACCOUNTING
8, AUDITING
9. ADMINISTRATION
10. REMUNERATION
*  SUPERINTENDENTS’ FEES
11. INDEMNITY
12. HIMALAYA
13. FORCE MAJEURE
14. TERMINATION
15. MODIFICATION OF AGREEMENT
16. ASSIGNABILITY OF AGREEMENT
17. CONFIDENTIALITY
18. GOVERNING LAW
19. ARBITRATION
20. NOTICES
21. ENTIRE AGREEMENT

MANAGEMENT AGREEMENT

This Agreement is made as of the          of           between                  , of               , (hereinafter  called the "Owner") and Allseas  Marine S.A. of Liberia, (hereinafter called the "Manager

Whereas

(A)
The "Owner" has entered into a  shipbuilding contract dated 22 April 2010, with Zhejiang Ouhua Shipbuilding Co., Ltd with its registered office at Xiaogan Putuo Zhoushan Zhejiang, the People's Republic of China (the “Shipyard”) for the construction of one (1)  bulk carrier of          DWT under Hull No.         (hereinafter called the “Vessel”);

(B)
The “Owner” has also entered into an Option Agreement dated 22 April 2010, with the Shipyard whereby  in consideration of the “Owner”entering into the said shipbuilding contract, the Shipyard granted to the Owner an option to order for itself or for a company to be nominated by the Owner one (1) additional bulk carrier of           DWT under Hull No.

(hereinafter called collectively the “Vessels” and each one separately the “Vessel”);

(C) The Owner wishes to appoint the Manager with effect from the date of this Agreement to provide, subject to and in accordance with the terms and conditions set forth herein, management services for the Vessels;

(D)  The Manager is willing and is able to provide such management services upon the terms and conditions set forth below.

Now therefore the parties hereto agree as follows:

1.	APPOINTMENT

The Manager is hereby appointed by the Owner as Manager of the Vessels and the Manager hereby accepts such appointment on the terms and conditions of this Agreement.

1.0.1 With effect from the date hereof and continuing, unless and until terminated as provided herein, the Owner hereby appoint the Manager and the Manager hereby agrees to act as Manager of the Vessels.

1.0.2 The Manager undertakes to use its best endeavours to provide its Management Services specified in the clauses agreed hereinbelow, on behalf of the Owner in accordance with sound ship management practice.

1.0.3 The Manager may at its sole discretion appoint sub-managers, at any time throughout the duration of this Agreement, to discharge any of the Manager's duties.

2.	TERM

This Agreement shall come into effect as of the date hereof and shall remain in full force and effect until the completion of the construction of the Vessels or of any of them and delivery to the Owner. This Agreement may be terminated in respect of both Vessels or any of them , by either party giving to the other notice of termination respectively.
Notice to terminate shall not be effective until 30 days following its having been delivered, unless otherwise mutually agreed in writing.

3. THE MANAGER'S GENERAL OBLIGATIONS

3.01  The Manager shall provide management services for the Vessels, which includes, but not limited to, the following functions and  subject to and in accordance with the terms and conditions set forth herein:

Supervision and review of the approval of the plans and drawings for the construction of the Vessels, always in accordance with the prevailing technical specification and the shipbuilding contract plans;

Provision of competent personnel for the on-site supervision of the Vessels’ Construction.  Such personnel shall insure that the vessel is being built in accordance with the contract;

Appointment of surveyors and competenet technical Consultants as the Manager may consider necessary from time to time to cover any of the above functions and whose fees and expenses shall be charged to the Owner .

3.02   In the exercise of its duties hereunder the Manager shall act fully in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it by the Owner and serve the Owner faithfully and diligently in the performance of this Agreement, according to shipping industry standards.

3.03   In the performance of this Agreement, the Manager shall protect the interests of the Owner in all matters directly or indirectly relating to the Vessels.
The Manager shall ensure that adequate manpower is employed by it to perform its obligations under this agreement. Insofar as practicable, it shall use its best efforts to ensure fair distribution of available manpower, and services as between the Vessels and all other vessels under its management.

4. MANAGER'S POWER

4.01 The Manager is entitled to carry out its duties under the terms of this Agreement as provided in relative clauses herein as the Owner's agent at its own discretion.

4.02  In the performance of this Agreement, the Manager shall be authorized to perform the services described in Clause 5 and to do all such things or take all such actions related to such performance in accordance with the shipping industry standards.

4.03  The Manager is under no circumstances authorized to mortgage or otherwise encumber the Vessels or any of them, as security for loans or other amounts due. To the extent permitted by law, the Manager will take all reasonable measures to avoid creating liens on the Vessels or any of them for services or necessaries, which are not the responsibility of the Owner.

5. COMMERCIAL MANAGEMENT SERVICES

*SALE AND PURCHASE

5.01 The Manager shall identify vessels for purchase, perform class records review and physical inspection and make recommendation to the Owner as to whether any vessel should be bought. Any costs incurred by the manager for inspection of such vessels for possible purchase to be fully reimbursed by the owner.

5.02 After approval has been granted by the company for the purchase of the identified vessel, the Manager shall on behalf of the owners proceed to purchase same under the best possible terms and conditions in accordance with industry standards.

5.03 The Manager shall perform all functions necessary to allow owners to take physical delivery of the vessel and proceed with commercially managing same.

5.04 The Manager shall also sell the Vessels or any of them on behalf of the Company at the Company's request.

5.05  The Manager shall proceed to market the Vessels or any of them, solicit offers and to negotiate such sale under the best possible terms and conditions in accordance with industry standards.

5.06  The Manager shall perform all functions necessary to enable the Owner to perform its contractual obligations to the respective buyer.

5.07 With prior consent of the Owner, to institute, defend, intervene in, settle, compromise or abandon any legal proceedings by or against the Owner or by or against any of the Vessels or which in any way concerns any of the Vessels.

The Manager shall provide also the following functions

 6. INSURANCE

The Manager shall arrange such insurances as the Owner shall have instructed or agreed, and which are applicable to vessels under construction as per the normal shipping practices.

7. ACCOUNTING

The Manager shall keep established an accounting system which meets the requirements of the Owner and provide regular accounting services, supply regular reports and records in accordance herewith;
Maintain the records of all costs and expenditures incurred hereunder as well as data necessary or proper for the settlement of accounts between the parties.

8. AUDITING

8.01 The Manager shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owner and such times as may be mutually agreed.

8.02  In consideration of the services provided by the Manager under Clauses 7 and 8 the Manager will be paid such fees as provided in the Accounting Agreement between the Manager and Paragon Shipping Inc dated 19/2/2008 and in any renewal and/or amenedment  thereof.

9. ADMINISTRATION

9.01 The Manager shall provide all office accommodations, office equipment, communication, office stationery and office staff, as is required for the provision of its services hereunder.

The Manager will be reimbursed for all costs and expenses reasonably incurred in respect of the provisions of Clause 9.01, as provided for in the Administrative Service Agreement signed between the Manager and Paragon Shipping Inc. on 12/11/2008 and in any renewal and/or amendment thereof.

9.02 The manager shall handle and settle all claims arising out of the Management Services hereunder.

The Manager shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of any disputes or all other matters effecting the interest of the Owner in  respect of any of the Vessels.

Any costs incurred by the Manager in carrying out its obligations according to this Clause 9.02 and under this Agreement in general, shall be settled by the Owner.

10. REMUNERATION

10.1  In consideration of the Manager providing the services as specified in this agreement , the Owner shall pay to the Manager the following fees:

-
On-site supervision US $ 375,000 per Vessel payable in 10 monthly instalments, commencing from the steel cutting date and for a period of 12 months. Thereafter, the on-site fee shall continue to be paid to the Manager,  until the date of the delivery of the Vessel to the Owner, on a pro-rata basis;

-	Management fee Euro 115 per day, per Vessel commencing from the shipbuilding contract date, i.e. 22/4/2010 until the date of delivery of to the Owner.

SUPERINTENDENTS' FEES
-
When necessary or desirable to evaluate any of the Vessel's physical condition, and/ or supervise ship board activities, the Manager shall arrange for visitations by a Superintendent at various intervals during the term of this Agreement.
Should it be necessary for a Superintendent to visit any of  the Vessels for a period greater than 5 days during any successive twelve month term (the first term commencing from the date of this Agreement) the Manager shall be entitled to charge the Owner with Euro 500 for every additional day.

-	Any other expense to be charged at cost

10.02.    The Owner shall pay a commission fee equal to one percent (1.0%) calculated on the MOA price for any vessel bought or sold for and on behalf of the Owner.

10.03 The Manager shall provide its office Accommodation, office staff and stationary, as provided in Clause 9.01 of this agreement.

10.04  In the event that  the Manager is subject to involuntary termination as manager of the Vessel, then the provisions of the Compensation Agreement  between the Manager and Paragon Shipping Inc. dated 3/1/2010, copy of which is attached hereto as Exhibit A, forming an integral part of this Agreement, or any renewal thereof shall be applied.

11. INDEMNITY

11.01 Except as provided in 11.02 below, neither the Manager nor any officer, director, shareholder or employee thereof shall be liable to the Owner or to any third party, or in connection therewith, for any loss or damage arising directly or indirectly out of the performance by the Manager of any of its obligations in respect of the Vessel under this Agreement. The Owner shall indemnify and hold harmless and defend the Manager of any of its obligations in respect of the Vessel under this Agreement. The Owner shall indemnify and hold harmless and defend the Manager, its officers, directors, shareholders and employees against any and all claims and demands (including costs and reasonable attorneys fees of defending such claim or demand) and any other losses or liabilities arising directly or indirectly out of the performance by the Manager of any of its duties in respect of the Vessels, or any of them under this Agreement.

11.02 The provisions of Clause 11.01 shall not apply with respect to any loss, Damage, claim, demand, or liability if and to the extent that the same results for manager's, its officers', Directors', Shareholders' or Employees' gross negligence or willful misconduct in the performance of its duties under this Agreement.

11.03 Clause 11 shall survive termination of this Agreement.

11.04   Liability to Owners

 Without prejudice to the liability/indemnity clauses referred to in this Agreement,  the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expenses of whatsoever nature, whether direct or indirect, and howsoever arising in the course of performance of the Management Services unless same is proved to have resulted solely from the gross negligence or willful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessels or any of them, in which case (save where loss, damage, delay or expenses has resulted form the Managers ’personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expenses  would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

12. HIMALAYA

"Himalaya".  It is hereby expressly agreed that no employee or agent of the Manager (including every sub-contractor form time to time employed by the Manager) shall, in any circumstances whatsoever, be under any liability whatsoever to the Owner for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of, or in connection with his employment. Without prejudice to the generality of the foregoing provisions in this clause , every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder, shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid. For the purpose of all the foregoing provisions of this clause, the Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

13. FORCE MAJEURE

13.01. Neither party shall be liable to the other for loss or damage resulting from delay or failure to perform this Agreement, or any contract hereunder, either in whole or in part,

when any such delay or failure shall be due to causes beyond its control due to civil war, insurrections, strikes, riots, fires, floods, explosions, earthquakes, serious accidents, or any acts of God, or failure of  transportation, epidemics, quarantine restrictions, or labor trouble causing cessation, slow down, or interruption of work.

13.02. In the event that a situation giving rise to force majeure which prevents a party from performing under this Agreement, the parties shall confer as to the further fulfillment or termination of this Agreement.

14. TERMINATION

14.01  The Manager shall be entitled to terminate the Agreement by notice in writing if any moneys payable by the Owner shall not have been received in the Manager's nominated account within ten days of payment having been requested in writing by the Manager.

14.02  The Owner shall be entitled to terminate Manager's appointment hereunder by providing notice as per clause 2 to the Manager if:

the Manager repeatedly neglects or fails to perform its principal duties or to meet its material obligations under his Agreement

14.03  Notwithstanding the provision in Clause 2 and Clauses 14.01 and 14.02 of this Agreement and without prejudice to the accrued rights, if any, or Remedies of the parties under or pursuant hereof, this Agreement will be terminated:

(i) if the Owner ceases to be the owner of any of the Vessels by reason of a sale thereof, in respect of the Vessel sold; or

(ii) if  any of the Vessels becomes actual or constructive or compromised or arranged total loss, in respect of the Vessel lost; or

(v) if the Owner or the Manager ceases to carry on business, or a substantial of the business, properties or assets of either such party is seized or appropriated.

(vi) if an order is made against the Owner or the Manager by any competent court or other appropriate authority or resolution passed for bankruptcy, dissolution or winding-up or for the appointment of a liquidator, manager, receiver or trustee of a party or of all or a substantial part of its assets, save for the purposes of amalgamation or re-organization (not involving or arising out of insolvency)

14.04  the termination of this Agreement shall be without prejudice to all rights accrued between  the Manager and the Owner prior to the date of termination.

15 MODIFICATION OF AGREEMENT

No modification or any further representation, promise, or agreement in connection with subject matter under this Agreement shall be binding, unless made in writing and signed on behalf of the parties by duly authorized representatives.

16 ASSIGNABILITY OF AGREEMENT

This Agreement is not assignable by either party without the prior written consent of the other.

17. CONFIDENTIALITY

Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of the Owner or the Owner's principals obtained by the Manager in the performance of this Agreement shall be kept strictly confidential.
Except as may be required by applicable law this Agreement including all terms, details conditions and period is to be kept private and confidential and beyond the reach of any third party.

Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of the Manager and/or the Manager's Principals obtained by the Owner or the Owner's Principals in the performance of this Agreement shall be kept strictly confidential.

18. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English Law.

19. ARBITRATION

19.01 All disputes arising out of this Agreement shall be arbitrated at London in the following manner. One arbitrator is to be appointed by each of the parties hereto and a third by the two so chosen. Their decision or that of any two of them shall be final and for the purpose of enforcing any award, this Agreement may be made a rule of the court. The arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the rules of the London Maritime Arbitrators Association terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof.

19.02 In the event that the Owner or the Manager shall state a dispute and designated an Arbitrator in writing, the other party shall have twenty (20) days, excluding Saturdays, Sundays and legal holidays to designate it's arbitrator, failing which the appointed arbitrator can render an award hereunder.

19.03 Until such time as the arbitrators finally close the hearings, either party shall have the right, by written notice served on the arbitrators and on the other party, to specify further disputes or differences under this Agreement for hearing and determination.

19.04 The arbitrators may grant any relief and render an award, which they or a majority of them deem just and equitable and within the scope of the Agreement of the parties, including but not limited to the posting of security. Awards pursuant to this Clause may include costs, including a reasonable allowance for attorneys’fees and judgments may be entered upon any award made herein in any court having jurisdiction.

20. NOTICES

20.01 Any notice or other communication required to be given or made hereunder shall be in writing and may be served by sending same by registered airmail electronic-mail, telex, facsimile, or by delivering the same (against receipt)  to the address of the party to be served to such address as may from time to time be notified by that party for this purpose.

20.02 Any notice served by post as aforesaid shall be deemed conclusively duly Served five days after the same shall have posted. Notices served by telex aforesaid shall be deemed conclusively to have been served on the day following of the same, provided evidence of transmission appears on the particular notice.

20.03 Notices to the Manager shall be made as follows:

ALLSEAS MARINE S.A.
15 KARAMANLI AVE.
166 73 VOULA ATHENS, GREECE
PHONE : + 30 210 89 14 600
FAX     :   + 30 210 89 95 088

Notices to the Owner shall be made as follows:

21. ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, either verbal or written, between the parties with respect to such subject matter, and no amendment of any provision hereof will be binding upon any party unless in writing and signed by the party agreeing to such amendment.

For the Owner                                                   For the Manager